Exhibit 21.1

LIST OF SUBSIDIARIES(1)

Name	State of Incorporation

Auto Underwriters Portfolio Acquisition Company, Inc.	Texas
Auto Underwriters Finance Company, Inc.	Texas
__________
(1)	These subsidiaries have no operations.